SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 22, 2007

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

WMC Acquisition LLC, a wholly-owned subsidiary of the registrant, Sky Financial Group, Inc., has called for redemption and will redeem on July 7, 2007 (the “Redemption Date”), all of its Floating Rate Junior Subordinated Debt Securities due 2032 (the “Debentures”). The redemption price will be 100% of the principal amount redeemed plus any accrued and unpaid interest as of the Redemption Date. WMC Acquisition LLC expects to pay $234,699.23 for the accrued and unpaid interest payment, plus a payment of $10,310,000 for the principal amount to be redeemed on that date. These amounts will be funded from the registrant’s general corporate reserves. Interest on the Debentures will cease to accrue on the Redemption Date.

The Debentures were issued to Waterfield Capital Trust II on July 11, 2002, by Waterfield Mortgage Company, Incorporated, which merged with and into WMC Acquisition LLC on October 17, 2006. The redemption of the Debentures has triggered the mandatory redemption of the Common Securities and the Capital Securities issued by Waterfield Capital Trust II.

On May 22, 2007, Wilmington Trust Company, as Institutional Trustee for Waterfield Capital Trust II, gave Notice of Redemption to the respective holders that the Common Securities and Capital Securities (collectively, the “Securities”) will be redeemed in full on the Redemption Date (July 7, 2007) at the Redemption Price, which is 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest on such Securities to the Redemption Date. The Redemption Price will become due and payable upon each of the Securities to be redeemed and Distributions will cease to accrue on the Redemption Date. In order to receive payment of the Redemption Price, the Securities Certificates must be presented and surrendered to the Institutional Trustee in accordance with the instructions set forth in the Notice of Redemption provided to the holders of the Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.
Dated: June 4, 2007
	BY:	/s/ C. J. Keller Smith
C. J. Keller Smith
VP/Associate Counsel